UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Lyondell Chemical Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of a transcript from a recorded message from Dan F. Smith, Chairman, President and Chief Executive Officer of Lyondell Chemical Company to all employees of Lyondell.

This is Dan Smith with a message to all employees.

It’s been a week since we announced the transaction with Basell.
I wasn’t able to participate in employee meetings on the day of the announcement because I was in New York.  But I understand the Officers did a great job of getting to nearly all of our sites within 48 hours to share the news and respond to your questions.

Let me add to their remarks my personal thanks for all that you’ve done – and continue to do – to build a leading and respected company in our industry.

This is an exciting time for Lyondell.

It’s a significant development in our company’s history and a great opportunity for us and our shareholders.

Basell’s and Lyondell’s balanced global presence and the combined product mix are an excellent and complementary fit.

And I believe we have an opportunity to build an even larger and stronger global leader.

Since last week, we’ve turned our attention to planning for integration activities. We’ve established a steering team that I am personally leading with Basell’s CEO, Volker Trautz. Morris is also a part of that team, and Ed Dineen and his Basell counterpart are managing the project.

As you know, we have great deal of experience at Lyondell in successfully merging companies and cultures, identifying and bringing together the best from each company.

As we begin the process with Basell, our guiding principles include our belief that both companies have strengths – processes, cultures, organizational structures, philosophies – and that we can create a combined company that draws from both to create something even better than what either of us has today.

I will be personally involved at every step of this process, as will the full Officer group.

Our first meeting with the transition and integration team members from Access and Basell will be next week, and we’ll be sharing information in both directions.

We’ll talk about Lyondell’s culture, the processes and beliefs that have guided our history and led to our exceptional results … and we’ll listen and learn from them about their philosophies and practices.

As that integration effort takes shape, we’ll keep you informed through regular communications.  Obviously, you have many questions that we simply can’t answer yet.

But please keep talking with your supervisor, submitting questions to the “questions” mailbox and watching for Q&As and other articles on ION and in Compass.  We are committed to sharing as much information with you as possible as it becomes available.

Next week, I plan to visit several sites personally, and in early August, the Officers will be visiting most sites to host our regular quarterly employee meetings once this quarter’s earnings are announced.  I hope you will be able to attend those sessions.

On the process side, we still need shareholder vote and regulatory approvals, and that’s expected to take several months.
And of course, an entire team is working to get the deal closed.
Remember, this is a change in ownership, not a change in the strategies or values that have guided our success thus far.
We don’t expect this transaction to impact the day-to-day activities of most employees, and we’ll continue to communicate with you regularly.
In the meantime, our most important job is to keep our businesses running – I know I can count on you to do as you’ve always done – to keep your focus on safety and reliability.  Safety remains, today and for always, our most important value.
Again, thank you.  I look forward to working with you as we continue building a larger and stronger global company.

And now, before I finish, we need to share some important information with you.

In connection with the solicitation of proxies by Lyondell Chemical Company with respect to the meeting of its stockholders to be called with respect to the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THE STOCKHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s web site at www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company’s website at www.lyondell.com.
The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be “participants” in the solicitation is set forth in the Company’s proxy statements and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the merger and other relevant materials to be filed with the SEC when they become available.